UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2021

PIONEER POWER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1347616
(State of incorporation)	(I.R.S. Employer Identification No.)

400 Kelby Street, 12th Floor

Fort Lee, New Jersey 07024

(Address of principal executive offices)

(212) 867-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	PPSI	Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Contract Manufacturing Agreement

As previously reported, on January 22, 2019, Pioneer Power Solutions, Inc., a Delaware corporation (the “Company”) entered into a Contract Manufacturing Agreement, dated as of January 22, 2019 (the “Contract Manufacturing Agreement”), by and among the Company and CleanSpark Inc., a Nevada corporation (“CleanSpark”). Pursuant to the terms of the Contract Manufacturing Agreement, the Company manufactured parallel switchgears, automatic transfer switches and related products (collectively, “Products”) exclusively for purchase by CleanSpark. The Contract Manufacturing Agreement had a term of 18 months and expired on the 18-month anniversary of the execution of the Contract Manufacturing Agreement.

Distribution Agreement

In connection with the expiry of the Contract Manufacturing Agreement, the Company and CleanSpark entered into a Distribution Agreement (the “Distribution Agreement”), dated as of May 31, 2021, pursuant to which CleanSpark will serve as the Company’s exclusive distributor of the Products within any geographic region in which CleanSpark conducts its business (the “Sales Channel”). The Company will serve as CleanSpark’s sole source of the Products, and of any similar goods or products that would reasonably be deemed as interchangeable with such Products for sale within the Sales Channel. CleanSpark will purchase the Products via written purchase orders to the Company. The price for the Products sold under the Distribution Agreement will be determined on a job-by-job basis, provided that CleanSpark shall pay the Company 97% of the contract sales price of the Products to all end-use customers The Distribution Agreement terminates on December 31, 2023 and may be extended by mutual agreement of the Company and CleanSpark.

The foregoing description of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events.

On June 2, 2021, the Company issued a press release announcing that it has launched a new integrated power systems solution, PowerBloc, to address customer needs in the rapidly growing electric vehicle (“EV”) charging infrastructure market.

The Company also announced it declared a one-time special cash dividend of $0.12 per common share. The special dividend will result in an aggregate distribution of approximately $1 million based on the current number of shares outstanding. The dividend will be paid on July 7, 2021 to shareholders of record as of June 22, 2021. The dividend will be funded with surplus cash on the Company’s balance sheet.

The Company additionally announced the execution of the Distribution Agreement in the same press release. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Distribution Agreement, dated as of May 31, 2021, between Pioneer Power Solutions, Inc. and CleanSpark, Inc.
99.1	Press Release dated June 2, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, inc.

Date: June 3, 2021	By:	/s/ Nathan J. Mazurek
	Name:	Nathan J. Mazurek
	Title:	Chief Executive Officer